                                                                     EXHIBIT 2.2


                              SOFTWARE AGREEMENT

          This Software Agreement (the "Agreement") is made and entered into
                                        ---------
this 4th day of January, 2001 (the "Effective Date"), by and between SLMsoft.com
                                    --------------
Inc., a corporation formed under the laws of the Province of Ontario ("Owner")
                                                                       -----
and The InterCept Group, Inc., a Georgia corporation ("Purchaser");
                                                       ---------

                                  WITNESSETH:

          WHEREAS, Owner represents that Owner owns all right, title, and interest, including copyright, in and to that certain computer program and related documentation, and all past and current versions and releases thereof, including those versions of 1998 and 2000, identified collectively as SOLV/MICROSOLV, (the "Program"; for further reference, the functional
                      -------
specifications for the 1998 2000 versions of the Program are set forth in Exhibit A attached hereto);
---------

          WHEREAS, Owner represents that the Program contains no other software components in which any third party may claim superior or joint ownership, nor is the Program a derivative work of any other software programs not owned in their entirety by Owner;

          WHEREAS, Owner represents that Owner has granted rights in copies of the Program to third parties solely through Purchaser's outsourced core banking services and pursuant to the End-User License Agreements identified in Exhibit B
                                                                       ---------
attached hereto (the "End-User Agreements");
                      -------------------

          WHEREAS, Owner has set forth in Exhibit C Owner's trademark in the Program, U.S. Registration No. 2218271, and all patents, including utility models, and patent applications anywhere in the world, and all copyright registrations and applications anywhere in the world, that embody the Program in whole or in part.

          WHEREAS, Owner and Purchaser mutually desire to set forth in this Agreement certain terms for their future marketing and joint ownership of the Program;

          NOW, THEREFORE, Purchaser and Owner, intending to be legally bound, hereby agree as follows:

                                  Definitions

          "Additional Works" means all existing or later-arising enhancements, regulatory updates, new releases, modifications, and similar derivative works of the Program, or other developments or additions to the Program which are incorporated in or closely integrated with the Program, prepared by, for or with the parties (individually or jointly) or their respective agents or contractors.

          "Customer-Specific Additional Work" means an Additional Work which is subject to relicensing or disclosure restrictions imposed by a customer.

          "End-User" is a banking financial institution customer of Purchaser and/or Owner that uses the Program for in-house or outsourced core banking data processing services in the United States.

          "Intellectual Property Rights" mean the intangible legal rights or interests relating to the Program and evidenced by or embodied in (1) any idea, design, concept, technique, invention, discovery, or improvement, regardless of patentability, but including patents, patent applications, mask works, trade secrets, and know-how; (2) any work of authorship, regardless of copyrightability, but including copyrights and any moral rights recognized by law; and (3) any other similar rights, in each case on a worldwide basis.

          "Know How" is factual knowledge not capable of precise, separate description but which, when used in an accumulated form, after being acquired as the result of trial and error, gives to the one acquiring it an ability to produce something which he or she otherwise would not have known how to produce with the same accuracy or precision found necessary for commercial success.

          References to the Program shall include all Additional Works unless the context otherwise requires.

                                   SECTION 1
                                 CO-OWNERSHIP

          1.1 Rights in Software. Effective beginning upon the Effective Date, the Program (programming and documentation), including any Intellectual Property Rights embodied by the Program or resulting from work and services performed under this Agreement pertaining to the Program, will be jointly and undividedly owned by Purchaser and Owner, and each party will have the independent right to exploit such software subject to the terms and conditions of this Agreement. Contemporaneously with the execution and delivery of this Agreement, the parties shall execute and deliver an assignment of rights in the form attached hereto as Exhibit D (the "Memorandum of Assignment") to effect the transfer of the joint ownership interest to the Program contemplated by this Agreement. The rights of each party to this Agreement with respect to the Program will not be subject to any obligation, limitation or duty to the other party, including any duty to share profit, provide accounting, refrain from waste, or adhere to obligations otherwise arising from joint tenancy, unless expressly set forth herein. All Additional Works will be considered part of the Program when and as arising and will be jointly owned, used or otherwise exploited (individually or jointly as further provided in this Agreement) by the parties pursuant to the terms of this Agreement, and will be subject to the access and documentation requirements of
Section 2. Owner and Purchaser will execute any additional documents necessary to further evidence transfer of legal title of the joint interest to the Program. If either Owner or Purchaser acquires patent or licensing rights from a third party with respect to the Program, the party acquiring such rights shall extend the benefit thereof to the other party insofar as possible, and shall not enforce such rights against the other party.

                                   SECTION 2
                                  DELIVERIES

          2.1 Access. It is the intent of the parties that, following the Effective Date, each party will at all times be entitled to at least one full set of all media and other tangible property representing or containing the Program, including software in both object code and source code form and related system-level documentation. Accordingly, on the Effective Date, Owner will deliver to Purchaser, a master copy of the Program (in object code and/or source code form, as requested) as then existing, or such portion thereof as may be requested, and any existing system and user documentation pertaining to the Program, including design and development specifications, if any. Such materials will include, to the extent the same exist, the source code, system documentation, statements of principles of operation, and schematics for the Program, as well as any pertinent commentary or explanation, if existing, that may be necessary to render such materials understandable and usable by a trained computer programmer. Deliveries pursuant to this Agreement will be subject to the confidentiality and security provisions of this Agreement. Furthermore, each party will maintain its copies of the Program's source code within a secure location at its place of business or within a safe deposit box maintained by a regulated financial institution and will restrict access to the source code to the following individuals or their successors: (i) CEO , COO, CFO, CTO or people that they would reasonably designate, (ii) those programmers, including agents and contractors of either party engaged for technical assistance with the Program, requiring the source code for development of the Program, and (iii) licensees, licensee contractors and escrow agents to whom the source code is provided under confidentiality in instances where so required by licensing End Users. Delivery of Additional Works will be made in similar form on a periodic basis or when reasonably requested by either party.

          2.2 Documentation Standards. Owner will establish and conform to reasonable requirements for technical and functional documentation with respect to the preparation and retention of Program-related software.

                                   SECTION 3
                      THIRD PARTY RIGHTS AND OBLIGATIONS

          3.1 Third Party Software Components. Owner represents and warrants that except for software components that are licensed by Owner from third parties, the Program contains no other software components in which any third party may claim superior or joint ownership; and that the Program is not a derivative work of any other software programs not owned in their entirety by Owner.

          3.2 End-User Agreements. Owner represents and warrants that Owner has granted use rights in the Program in the United States to third parties solely through Owner's outsourced core banking services and pursuant to the nonexclusive in-house End-User Agreements. Owner represents and warrants that except for a service bureau agreement with Advance Computer Enterprises, Inc., each End-User Agreement that is in effect grants the licensee thereunder solely the nonexclusive right and license to use the Program, on a single central processing unit; that each End-User Agreement provides only for rendering of services (including warranty coverage, maintenance, and support) that, to the extent required to have been performed as of the Effective Date, have been performed in full.

                                   SECTION 4
                           MARKETING AND USE RIGHTS

          4.1 Outside the United States. From the Effective Date, Owner has the exclusive right to use, market, license, sell, distribute and otherwise exploit the Program outside the United States, which as referenced herein includes its Territories, including the right to create and exploit derivative works of the Program outside the United States, directly or through its agents or affiliates.

          4.2 Within the United States. From the Effective Date, except as otherwise explicitly set forth herein, Purchaser has the exclusive right to use, market, license, sell, distribute and otherwise exploit the Program in the United States, including the right to create and exploit derivative works of the Program in the United States, directly or through its agents and affiliates. Explicit recitations of Purchaser's rights in the United States are set forth for purposes of clarity in defining the relative scope of the party's rights and do not limit by exclusion any other rights of Purchaser with respect to the United States.

               4.2.1 Banking Financial Institutions Greater than $1 Billion in Assets. Owner and Purchaser will have the right to individually or jointly, directly or through their respective agents or affiliates, market, license, sell and distribute the Program, including the right to create and exploit derivative works of the Program in the United States on an in-house basis to banking financial institutions with aggregate assets of $US1 billion or more. For purposes of this Agreement, a financial banking institution's aggregate assets will be determined by the financial institution's balance sheet for the fiscal year end immediately preceding the date of the agreement with such financial institution, excluding its affiliates and controlled entities, and will not be revised unless agreed to by the parties. Revenue from such banking financial institutions will be divided as set forth herein in paragraph 5.4. Where Owner initiates contact with, and is substantially responsible for the origination of the license agreement with such banking financial institution, the license agreement will be on a tri-party basis to include Owner, Purchaser and the banking financial institution. Where Purchaser initiates contact with, or is substantially responsible for the origination of the license agreement with such banking financial institution, the license agreement will be between Purchaser and the banking financial institution without inclusion of Owner as a party, at Purchaser's discretion.

               4.2.2 Banking Financial Institutions Less Than $1 Billion in Assets. Purchaser will have the exclusive right to market, license, sell and distribute the Program, including the right to create and exploit derivative works of the Program in the United States on an in-house or out-source basis to banking financial institutions with aggregate assets, determined as set forth in subparagraph 4.2.1, of less than $US 1 billion.

               4.2.3 Import Limitation. Owner does not have the right to license third parties outside the United States to directly or indirectly use, market, sell or distribute the Program in the United States or to directly or indirectly import the Program into the United States and will explicitly exclude such rights in licenses to such third parties.

               4.2.4. Export Limitation. Purchaser does not have the right to license third parties in the United States to directly or indirectly use, market, sell or distribute the Program outside the United States and will explicitly exclude such rights in licenses to such third parties.

                                   SECTION 5
                      OBLIGATIONS AND SHARING OF PROCEEDS

          5.1 Maintenance and Support Requirements. Each party will be responsible for providing to its users maintenance, bug-fixes, regulatory updates, new releases, enhancements and any other Additional Works, provided each party's obligation to its users may be limited to commitments actually made in contract documentation between such party and the applicable user, and in no event shall any user be entitled to claim either party has such an obligation or enforce such obligation against a party unless so agreed by such party in such documentation. With respect to any user that is a banking financial institution in the United States having assets of $US1 Billion or more, if the non-licensing party agrees to provide maintenance and support or other services to the licensed customer, the non-licensing party shall be entitled to receive compensation for those services from the licensing party or the licensed customer, which, if not otherwise agreed, will be paid by the licensing party as determined on a time and materials basis at the non-licensing party's then standard hourly rates, plus any other reasonable charges.

          5.2 General Software Development. Owner and Purchaser agree that each party will, unless otherwise agreed by the parties, be solely responsible for determining and producing Additional Works to the Program that it desires. Each party will notify the other of any Additional Work it produces within 30 days of completion of the same and will provide to the other party documentation sufficient to detail the same in accordance with paragraph 2.1 hereof. The parties will not be required to provide notice or documentation regarding Customer-Specific Additional Work provided the restrictions are aimed to protect the customer rather than impose limitations between the parties hereto.

          5.3 Installation. Unless otherwise agreed by the parties, the party who sells services to a banking financial institution in the United States having assets of $US1 billion or more (as defined in subparagraph 4.2.1) will install the Program for such financial institution, and provide related services, including customizations related to such installation. If the other party is requested to provide any such services, and agrees to do so, the other party will be entitled to receive a percentage of such party's costs and expenses arising from such installation, on a time and materials basis at such party's then standard hourly rates, and any other reasonable charges.

          5.4 Sharing of Proceeds. Software licensing fees, recurring maintenance revenue and installation revenue received from banking financial institutions in the United States having assets of $US1 billion or more (as defined in subparagraph 4.2.1) will be shared 70% in favor of the party that sells the bank and 30% in favor of the remaining party. In the event that Owner assigns its entire assets or its entire interest in the Program to a third party, then each of Owner's share and Purchaser's share of such licensing fees, recurring maintenance and installation revenue under this paragraph 5.4 will be 50%. Purchaser will be entitled to all other proceeds derived from exploitation of the Program in the United States as described in paragraph 4.2.

Owner will be entitled to all proceeds derived from exploitation of the Program outside the United States as described in paragraph 4.1.

               5.4.1 Reporting. Each of Owner and Purchaser will report in writing to the other as to the amount of license fees and revenue received by it from any banking financial institution in the United States having assets of $US1 billion or more that has licensed the Program or engaged the reporting party to provide core banking services. Each party will report quarterly, within 30 days after the first days of each January, April, July and October, the amount of such license fees and revenue received by it during the preceding three (3) calendar months and will identify the banking financial institution from which such license fees and maintenance revenue were received. Concurrently with the report, the reporting party will pay the other party that percentage of such license fees and maintenance revenue due the other party hereunder.

               5.4.2 Auditing. Each party agrees to keep true and accurate records, files and books of account containing data reasonably required for the verification of reports of shared proceeds provided for by this paragraph, and each party further agrees to permit its books and records to be examined from time to time, but no more frequently than annually, to the extent necessary to verify such reports, such examination to be made at the expense of the examining party by any auditor appointed by the examining party who is acceptable to the audited party, or by a certified public accountant appointed by the audited party; provided that only those shared proceeds paid by the audited party to the examining party within the two year period immediately preceding the start of the audit, and the supporting records, files and books of account, will be subject to audit.

                                   SECTION 6
                  PROPRIETARY PROTECTION AND INDEMNIFICATION

          6.1 Administrative Functions. It is recognized that, in the interest of practicality, one party will ordinarily have the authority for protecting and enforcing Intellectual Property Rights associated with the Program. As a result of the division of rights within and outside the United States, the parties agree that Owner will have the authority outside the United States to protect and enforce Intellectual Property Rights that are effective outside the United States and that Purchaser will have the authority within the United States to protect and enforce Intellectual Property Rights that are effective within the United States. Accordingly, the parties agree that Owner and Purchaser will and may, each in its discretion and at its expense, take such action from time to time as may be reasonable or appropriate, in its judgment, to protect and preserve any applicable title and interest in and to the Program in its territory, including associated Intellectual Property Rights. In that regard, the party may, to the extent it deems reasonable or appropriate, in its judgment, seek or invoke protection under applicable laws and regulations respecting the registration of patents or copyrights. Any such patents or copyrights will be obtained jointly in the name of Owner and Purchaser unless otherwise agreed to in writing by the parties.

               6.1.1 Each party will provide assistance and information as reasonably required by the other party to pursue protection, registration, etc. in the United States for Intellectual Property Rights pertaining to the Program, including Additional Works. Purchaser will provide information and assistance to Owner as reasonably required by Owner to pursue protection, registration, etc. outside the United States for Intellectual Property Rights pertaining to the Program, including Additional Works.

          6.2 Legal Proceedings. In furtherance of paragraph 6.1 hereof, each of Owner and Purchaser may in its respective territory, to the extent it deems reasonable or appropriate, in its judgment, seek to prosecute or enjoin any infringement or interference by third parties with respect to the Program or any associated Intellectual Property Rights in its territory. The enforcing party will be solely entitled to determine and carry out, in its discretion, the course of action, if any, that may be appropriate for responding to such instances of infringement or interference, and in that regard, the enforcing party will have no obligation to the other party regarding its decision whether to take action or regarding any course of action the other party may recommend. If the enforcing party declines to take such action with respect to instances of infringement or interference in its territory, then the other party will have the right to prosecute or enjoin such infringement or interference, except that Owner's ability to pursue an action as the other party under this paragraph 6.2 will not survive assignment of Owner's entire assets or its entire interest in the Program to a third party. In the event of any action by either party pursuant to this paragraph, the party bringing the action is responsible for all expenses related thereto and is entitled to all damages collected therefrom.

          6.3 Confidentiality. Each party acknowledges that it may have access to certain confidential information of the other party ("Confidential
                                                         ------------
Information") concerning the other party's business, plans, technology and
-----------
products, and other information held in confidence by the other party, including without limitation, customer lists. Confidential Information includes, but is not limited to, all information in tangible or intangible form that is designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party (except as required by law), any of the other party's Confidential Information and will take at least as much care as it takes to protect its own Confidential Information, but in no event less than reasonable care.

               6.3.1 Information will not be deemed Confidential Information herein if such information: (1) can be demonstrated to have been known to the receiving party prior to receipt from the disclosing party; (2) becomes known (independently of disclosure by the disclosing party) to the receiving party, directly or indirectly, from a source other than one having an obligation of confidentiality with respect to the Confidential Information; (3) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (4) can be demonstrated to have been independently developed by the receiving party. The receiving party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that it gives the disclosing party reasonable prior written notice sufficient to permit the disclosing party to contest such disclosure to the agency or a court of competent jurisdiction.

          6.4  Indemnification and Contribution.

               6.4.1. Purchaser will defend, indemnify, and hold harmless Owner, its officers, agents, employees, and authorized contractors from and against any claim, loss, damage, or expense (including court costs and attorney's fees) arising out of, or relating to, infringement of intellectual property rights based on the actions taken by Purchaser or employees, agents, or subcontractors engaged by Purchaser with respect to the design and development of the Program, including any programming, execution, revision, enhancement, modification, translation, abridgement, condensation, expansion, or combination with any other works. Owner agrees to notify Purchaser at such time as it is apprised of any third-party claim and agrees to cooperate in a reasonable manner with Purchaser with respect to the defense and disposition of such claim.

               6.4.2. Owner will defend, indemnify, and hold harmless Purchaser, its officers, agents, employees, and authorized contractors from and against any claim, loss, damage, or expense (including court costs and attorney's fees) arising out of, or relating to, infringement of intellectual property rights based on the actions taken by Owner or employees, agents, or subcontractors engaged by Owner with respect to the design and development of the Program, including any programming, execution, revision, enhancement, modification, translation, abridgement, condensation, expansion, or combination with any other works. Purchaser agrees to notify Owner at such time as it is apprised of any third-party claim and agrees to cooperate in a reasonable manner with Owner with respect to the defense and disposition of such claim.

               6.4.3. Owner will have the full right and responsibility to defend any claims, actions, obligations, demands, assessments, penalties, liabilities, costs, or damages against Purchaser or against Owner arising from the malfunctioning or failure and/or lack of functionality of the Program if originally licensed and delivered to an End-User by Owner, and Owner will be responsible for any final, non-appealable judgment arising from any such claims, actions, obligations, demands, assessments, penalties, liabilities, costs, or damages levied against Purchaser or Owner, providing such claim is not asserted by the complaining party to arise through the negligence, misrepresentation or omission of Purchaser.

               6.4.4. Purchaser will have the full right and responsibility to defend any claims, actions, obligations, demands, assessments, penalties, liabilities, costs, or damages against Purchaser or against Owner arising from the malfunctioning or failure and/or lack of functionality of the Program if originally licensed and delivered to an End-User by Purchaser, and Purchaser will be responsible for any final, non-appealable judgment arising from any such claims, actions, obligations, demands, assessments, penalties, liabilities, costs, or damages levied against Purchaser or Owner, providing such claim is not asserted by the complaining party to arise through the negligence, misrepresentation or omission of Owner.

               6.4.5. If Purchaser and Owner are or may be obligated each to the other as a result of different actions taken by each party, or actions taken jointly by both parties, with respect to third party claims relating to malfunctioning or failure and/or lack of functionality of the Program, Owner will have the right and obligation to defend such third party claims. Purchaser will have the right, at its sole discretion, to join such defense. Purchaser and Owner each agree to contribute to the amount of expenses, judgments, fines, and settlements paid or payable as a result of such third party claims in such proportion as is appropriate to reflect (i) the relative benefits received by Purchaser on the one hand and Owner on the other hand from the transaction from which such third party action arose; (ii) the relative fault of Purchaser on the one hand and of Owner on the other in connection with the events that resulted in such expenses, judgments, fines, or settlement amounts; and (iii) any other relevant equitable considerations. The relative fault of each party will be determined by reference to, among other things, each party's relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines, or settlement amounts. Each party agrees that it would not be just and equitable if contribution pursuant to this section were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

               6.4.6. Owner will have the full right and responsibility to defend any claims, actions, obligations, demands, assessments, penalties, liabilities, costs, or damages against Purchaser or against Owner arising from Owner's exploitation of the Program outside the United States, and Owner will be responsible for any final, non-appealable judgment arising from any such claims, actions, obligations, demands, assessments, penalties, liabilities, costs, or damages levied against Purchaser or Owner.

               6.4.7. Other than as expressly provided in this Agreement, neither party will in any circumstances be liable to the other party for any loss of business or profits, or any other indirect, consequential, incidental, punitive or similar damages whether based on breach of contract, tort (including negligence) or otherwise, even if it has been advised of the possibility of such damages.

                                   SECTION 7
                                     TERM

          7.1 Period. This Agreement will remain in effect for a period ending upon the last to expire patent or copyright embodying the Program.

          7.2 Survival. In the event this Agreement is terminated for any reason other than that set forth in paragraph 7.1, such termination will have no effect on the joint ownership provisions of paragraphs 1.1, 5.5, 6.1, or Section 4, or the security provisions of paragraph 2.1, or the rights and obligations set forth in Section 6, unless explicitly set forth therein.

                                   SECTION 8
                          WARRANTIES AND DISCLAIMERS

          8.1 No Consent and Warranty of Right to Assign Joint Ownership Interest. Owner represents and warrants that it has legal power to extend the rights granted by Owner to

Purchaser in this Agreement and that it has not made and will not make any commitments to others inconsistent with or in derogation of such rights. Owner furthermore represents and warrants no consent, approval or withholding of objection is required from any third party or governmental authority with respect to the entering into or performance of this Agreement.

          8.2 Ownership. Owner represents and warrants that all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Program either (1) have been party to a for-hire relationship with Owner that has accorded Owner full, effective and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Program or (2) have executed appropriate instruments of assignment in favor of Owner as assignee that have conveyed to Owner full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Program. Each party will, throughout the term of this Agreement and as far as is practical for it to do so, cause its employees who are employed to do research, development, or other inventive work to disclose to it inventions within the scope of this Agreement and to assign to it rights in such inventions such that the other party will receive, by virtue of this Agreement, the rights agreed to be granted to it.

               8.2.1. Ownership Representations. For the purpose of licensing, selling, and distributing the Program in accordance with this Agreement, each of Owner and Purchaser shall have the right to represent to banking financial institutions that it owns the Software/Program either "jointly" or "individually" as the case may warrant.

          8.3 Infringement. Owner represents and warrants that there are no actions, suits or proceedings, pending or threatened, which will have a material adverse effect on Owner's ability to fulfil its obligations under this Agreement. Owner represents and warrants that Purchaser's distribution and use of the Program in accordance with the Agreement will not infringe any patent, trademark, copyright or other proprietary right of any third party.

          8.4 End-User Agreements. All user agreements granted by Purchaser or Owner directed to the Program will provide that any claims, actions, obligations, demands, assessments, penalties, liabilities, costs, or damages brought by a user of the Program against Purchaser and/or Owner, as the case may be, arising from or relating to the terms and conditions of the user agreement will be limited to the actual license fee paid within the twelve month period prior to the claim by the user to Purchaser and/or Owner. Furthermore, all user agreements will state that Purchaser and/or Owner, as the case may be, makes no warranties or representations, express or implied, by operation of law or otherwise with respect to the Program or services supplied under the user agreement and will disclaim any warranty of merchantability or fitness for a particular purpose.

          8.5 Trademarks. The parties' respective rights pertaining to trademarks and similar matters are addressed in separate agreements. Whenever possible, such separate agreements shall be construed to give full effect to the rights of the parties to exploit the Program as delineated in this Agreement.

          8.6 The Program. Owner represents and warrants that the Program conforms in all material respects to the function specifications set forth in Exhibit A.
---------


                                   SECTION 9
                                 MISCELLANEOUS

          9.1 Compliance With Laws. Each party agrees that it will comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement. Without limiting the generality of the foregoing, neither party will knowingly export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations) produced or provided under this Agreement, or export or re-export, directly or indirectly, any direct product of such technical data, including software, to a destination to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law, without obtaining prior authorization from U.S. Department of Commerce and other competent government authorities to the extent such laws apply.

          9.2 No Agency. Nothing herein will be construed to create a partnership, joint venture, or agency relationship between the parties hereto.

          9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute a single Agreement.

          9.4 Governing Law. The validity, construction, and performance of this Agreement will be governed by the laws of the State of Georgia, USA.

          9.5 Arbitration. In the event of any dispute, controversy, or claim arising out of, relating to, or in connection with the subject of this Agreement, including the breach, termination, or validity thereof, either party may demand that such matter be submitted to final and binding arbitration to be conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, as then in effect, as modified herein or by mutual agreement of the parties (the "Rules"). At such time as arbitration is demanded, the parties will endeavor to select a single arbitrator to conduct the arbitration, but if the parties cannot agree on the identity of a single arbitrator within five days of receipt of the arbitration demand, each of them will appoint one arbitrator, and the party-appointed arbitrators will appoint within five days of their appointment a third arbitrator.

          The arbitrator or arbitrators will forthwith determine the merits of the claim, controversy, or dispute, and will deliver its or their decision within 90 days of the date of receipt of the arbitration demand specifying such remedy (including money damages) as will fully implement the intent and purposes of this Agreement. In addition to the authority conferred on the arbitrator or arbitrators by the Rules, the arbitrator or arbitrators will have the authority to order such discovery and production of documents, including the deposition of party witnesses, as it or they may deem just and equitable.

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

          The seat of the arbitration will be Atlanta, Georgia, and it will be conducted in the English language, provided that either party may submit testimony or documentary evidence in its native language and will, upon the request of the other party, furnish a translation or interpretation in English of any such testimony or documentary evidence. The arbitral award will be in writing and will be final and binding on the parties. The award may include an award of costs, including reasonably attorney's fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

          9.6 Amendments; Waiver. This Agreement may be amended only by an instrument in writing executed by the party against whom enforcement of the amendment is sought. Waiver of any provision of this Agreement will not be deemed a waiver of any other provision, and any failure to act in response to a breach or insist on strict performance of any provision of this Agreement will not be deemed a waiver of any such breach or of any later breach or failure to perform any provision of this Agreement.

          9.7 Notices. All notices, requests, demands, and other communications required or permitted by this Agreement will be in writing and will be deemed to have been duly given if sent by personal delivery, by telecopy, by express courier service, or, if mailed, postage prepaid, first-class, certified mail, return receipt requested, on the third day after mailing, to the following addresses or to such other address as a party may specify to the other in writing:

                        To Owner:     SLMsoft.com Inc.
                                      1 Yorkdale Road, Suite 600
                                      Toronto, Ontario  M6A 3A1
                                      Attention: Dev Misir and Dwayne Mathers
                                      Fax  No. (416) 789-9078

                                      With a copy to:

                                      Gowling, Lafleur & Henderson LLP
                                      Suite 4900
                                      Commerce Court West
                                      Toronto, Ontario M5L 1J3
                                      Attention:  Howie C. Wong
                                      Fax No. (416) 862-7661

               To Purchaser:          The InterCept Group, Inc.
                                      3150 Holcomb Bridge Road, Suite 200
                                      Norcross, Georgia 30071
                                      Attention:  John Collins and Scott R.
                                      Meyerhoff
                                      Fax: (770) 840-2521

                                      with a copy to:

                                      Nelson Mullins Riley & Scarborough, L.L.P.

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

                                      First Union Building, Suite 1400
                                      999 Peachtree Street
                                      Atlanta, Georgia 30309
                                      Attention:  Charles D. Vaughn, Esq.
                                      Fax:  (404) 817-6224

          9.8 Severability. A decision by any arbitrator or court of competent jurisdiction invalidating or holding unenforceable any part of this Agreement will not affect the validity and enforceability of any other part of this Agreement.

          9.9 Entire Agreement. This Agreement and the Memorandum of Assignment are the entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters it addresses.

          9.10 Assignment. Without the prior written consent of the other party (which consent may be withheld with or without reason in the absolute discretion of such other party), neither party may sell, assign, or divide its rights under this Agreement or in the Program (including an associated Intellectual Property Rights), except that either party will be entitled to assign its rights hereunder as part of the sale of the entire assets of the party or of its entire interest in the Program, subject to the terms and conditions of this Agreement regarding such sale. In the event of such sale, the parties expressly recognize that the rights and obligations set forth in section 4 and paragraph 5.5 of this Agreement transfer to the third party buyer.

          9.11 Further Assurances. Purchaser and Owner each agrees to execute and deliver such further instruments, and take such further actions, as may be reasonably requested by the other party in order to evidence more fully the rights confirmed or granted pursuant to this Agreement, provided that such further instruments and actions will not, unless otherwise agreed, require either party to incur any obligation in addition to the obligations undertaken or assumed elsewhere in this Agreement.

          IN WITNESS WHEREOF, Purchaser and Owner have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date first herein above-written.

SLMsoft.com Inc.:                            The InterCept Group, Inc.:


By: /s/ Dev. Misir                           By: /s/ Scott R. Meyerhoff
   -----------------                            ------------------------
   Name:  Dev. Misir                            Name:  Scott R. Meyerhoff
   Title: EVP                                   Title: CFO

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